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Exhibit 5.2

June 22, 2011

GCI, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503-2781

Re:
GCI, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

        This opinion letter is delivered to you in my capacity as Corporate Counsel to GCI, Inc., an Alaska corporation (the "Company"), in connection with the public offering of $325,000,000 aggregate principal amount of the Company's 6 3/4% Senior Notes Due 2021 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 6 3/4% Senior Notes Due 2021 (the "Original Notes"). The Exchange Notes will be issued under the Company's Indenture, dated May 20, 2011 (the "Indenture"), between the Company and Union Bank, N.A., as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated May 20, 2011 (the "Registration Rights Agreement"), between the Company and Deutsche Bank Securities Inc.

        This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In connection with this opinion letter, I have examined (i) the Registration Statement on Form S-4 with respect to the Exchange Notes to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act (the "Registration Statement"); (ii) the Registration Rights Agreement; (iii) the Indenture; (iv) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; (v) the form of the Exchange Notes; (vi) the Bylaws and Articles of Incorporation of the Company and (vii) certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters. I have also examined such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions expressed below.

        In my examination, I have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties. I have also assumed, without investigation, that the Exchange Notes will be issued in exchange for a like principal amount of the Original Notes as described in the Registration Statement and that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company.

        My opinion is limited to matters governed by the laws of the State of Alaska. I express no opinion as to the application of the federal laws of the United States or the laws of any other jurisdiction or the securities or blue sky laws of the various states to the Exchange Offer.

        Based upon the foregoing and subject to my stated limitations, qualifications, exceptions and assumptions, in my opinion:

  When the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes (in the form examined by me) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) equitable, constitutional and public policy limitations, whether considered in a proceeding at equity or at law.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am an expert within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Bonnie J. Paskvan
Bonnie J. Paskvan
Corporate Counsel
GCI, Inc.

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  Exhibit 5.2